EXHIBIT 10.1

2018 DECLARATION OF AMENDMENT TO
INCENTIVE AWARD PLAN OF
TANGER FACTORY OUTLET CENTERS, INC.
AND
TANGER PROPERTIES LIMITED PARTNERSHIP

THIS 2018 DECLARATION OF AMENDMENT is made effective as of the 1st day of January, 2018, by Tanger Factory Outlet Centers, Inc., a corporation organized under the laws of the State of North Carolina (the “Company”), and Tanger Properties Limited Partnership, a partnership organized under the laws of the State of North Carolina (the “Partnership”), to the Incentive Award Plan of the Company and the Partnership, as amended and restated as of April 4, 2014 (the “Plan”; capitalized terms used but not otherwise defined herein shall have the meanings assigned in the Plan).

RECITALS:

WHEREAS, the Committee has deemed it advisable and in the best interests of the Company and the Partnership to amend the Plan (and to the extent necessary, all outstanding Award Agreements) to allow for enhanced flexibility for the satisfaction of certain tax obligations by permitting the withholding of Common Shares otherwise issuable pursuant to Awards under the Plan in amounts and as described herein; and

WHEREAS, the Committee has adopted such amendments, and the Company and the Partnership desire to evidence such amendments by this 2018 Declaration of Amendment.

NOW, THEREFORE, THE COMMITTEE HAS DECLARED that, effective as of January 1, 2018 (the “Effective Date”):

1.Amendments to Section 11.5. Section 11.5 of the Plan is hereby deleted in its entirety and replaced with the following new Section 11.5 (the “New Tax Withholding Provision”):

The Company or the Partnership, as applicable, shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any amounts required by federal, state, local, or foreign tax law to be withheld with respect to the issuance, vesting, exercise, payment or other taxable event related to any Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement, or in satisfaction of any additional withholding obligations as a Holder may have elected, allow such Holder to elect to have the Company or the Partnership, as applicable, withhold Common Shares otherwise issuable under such Award (or allow the surrender of Common Shares) having a fair market value equal to the amounts withheld. The number of Common Shares which may be so withheld or surrendered shall be no greater than the number of Common Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in such

Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Common Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of Common Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation. Without limitation to Section 2.2 hereof, issued Common Shares withheld in payment of any federal, state, local and foreign income tax and/or payroll tax in excess of the minimum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income shall not be deemed to again be available for Awards under the Plan.

2.Award Agreements. The applicable provisions of all Award Agreements outstanding as of the Effective Date shall be interpreted, administered and applied in a manner consistent with the New Tax Withholding Provision. To the extent that any Award Agreement outstanding on or prior to the Effective Date contains provisions that are more limited than or that otherwise differ or conflict with the New Tax Withholding Provision, such provisions in such Award Agreements are hereby deemed amended, modified, supplemented and superseded to the extent necessary by the New Tax Withholding Provision. Award Agreements pertaining to future Awards shall be, and hereby are, amended, modified and supplemented to the extent necessary to effect the New Tax Withholding Provision.

3.Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, this 2018 Declaration of Amendment is executed on behalf of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership effective as of the date first above written.

TANGER FACTORY OUTLET CENTERS, INC.

By:	/s/ James F. Williams
Name:	James F. Williams
Title:	SVP, Chief Financial Officer

TANGER PROPERTIES LIMITED PARTNERSHIP
By:	/s/ Chad D. Perry
Name:	Chad D. Perry
Title:	Vice President & Secretary